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                                                                    EXHIBIT 23.8


                  [LETTERHEAD OF DEUTSCHE BANK SECURITIES INC.]

                                October 30, 2000


Board of Directors
Manugistics Group, Inc.
2115 East Jefferson Street
Rockville, Maryland 20852

Members of the Board:

       We hereby consent to the inclusion of our opinion letter to the Board of Directors of Manugistics Group, Inc. ("Manugistics") as Appendix C to, and to the reference thereto under the caption "SUMMARY--Manugistics' Reasons for the Merger" and "THE MERGER--Opinion of Financial Advisor to Manugistics, Inc." in, the Prospectus of Manugistics relating to the proposed merger transaction involving Manugistics and Talus Solutions, Inc. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                       By: /s/ Deutsche Bank Securities Inc.
                                          ----------------------------------

                                          DEUTSCHE BANK SECURITIES INC.